STATE OF ISRAEL
Ministry of Industry, Trade and Employment
Industrial Research and Development Administration

Jerusalem, 4.3.04

Letter of Approval no. 32793
Attn.	(Budget Regulation 38020101)
Integrity Applications Ltd.	Group 13
P.O.B. 432
Ashkelom 78100

Letter of Approval
Replacing Approval dated 09/12/2003

1.
We hereby inform you that the Research Committee, by virtue of its authorization under Clause 17(c) of the Law for Encouragement of Research and Development in Industry, 5744-1984, hereinafter: “the Law”, held a discussion with regard to your application dated 30/04/2003 to approve an annual research and development plan, and on 10/02/2004 decided to approve the plan as an Approved Plan.

a.	Subject of the Plan: Non-Invasive device designed to monitor the level of glucose in the blood.

b.	Executor of the Approved Plan: Integrity Applications Ltd. Registration no.: 513151878.

c.	Research and development expenses approved for the execution of the Approved Plan shall be at an amount of up to NIS 700,000

In words: seven hundred thousand New Israeli Shekel.

d.	The rate of the approved grant is: 60% of the research and development expenses, at the amount of: NIS 420,000 (hereinafter: “the Grant”).

2.	The Approval is subject to the fulfillment of the provisions of the Law, its regulations and rules, as well as to the following conditions:

A.	The Approved Plan shall be executed as specified in your application within a period of 9 months from 01/04/2003 until 31/12/2003 (hereinafter:“the Execution Period”).

B.
(1) You should notify the Office of the Chief Scientist of any change of 25% or more in the Company’s shares and/or in one of the following control means: (a) voting rights in the Company’s meetings; (b) right to appoint executives in the Company; (c) right to participate in the Company’s profits.

(2) Transferring any percentage of the control means mentioned in Clause 2B(1) above to a foreign citizen or a foreign corporation, shall be subject to a written approval provided beforehand by the Research Committee.

C.	Additional Terms

The budget is approved solely for the purpose of establishing feasibility.

Royalties shall be paid out of all the profits received from monitoring level of glucose in-vivo by an ultra-sonic device, measuring specific heat, measuring level of conductivity or any combination thereof, including software, algorithms and service.

D.	See appendix concerning Intellectual Property.

3.	This Letter of Approval is replacing the former Letter of Approval dated 09/12/2003 and it includes a former grant at the amount of NIS 350,000 and an addition of NIS 70,000.

Sincerely,

[Signature]

Dr. Eli Offer

The Chief Scientist

Enclosures:	1. Detailed budget Annexed to the Letter of Approval
2. Letter of Undertaking
3. Rules determined by the Research Committee for the execution of the provisions of the Law
4. Intellectual Property   Annexed to the Letter of Approval (according to Clause 2D)